Exhibit 99.1

FOR MORE INFORMATION:
Bioanalytical Systems, Inc.
Michael R. Cox, 765-497-5829
mcox@bioanalytical.com
--OR--
Evan Smith, CFA/Erica Pettit
KCSA Worldwide
212.896.1251/212.896.1248
esmith@kcsa.com/epettit@kcsa.com

Bioanalytical Systems, Inc. Announces $7.75 Million Sale-Leaseback of Baltimore Facility

WEST LAFAYETTE, Ind — July 26, 2004 — Bioanalytical Systems, Inc. (Nasdaq:BASI — News) today announced that it has reached an agreement (in principle) providing for the sale and leaseback of the building that currently houses its clinical research facility in downtown Baltimore, Maryland. BASi will receive $7.75 million in cash from the transaction and will lease 85% of the building for two years at near market rate. Proceeds from the transaction will be used to reduce debt. Closing of the transaction is subject to satisfactory completion of due diligence and execution of a definitive purchase agreement.

Bioanalytical Systems, Inc. is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development and medical device companies. BASi focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.